KPMG

KPMG LLP
New Jersey Headquarters
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2702

April 2, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Stewardship Financial Corporation (the Corporation) and, under the date of March 23, 2018, we reported on the consolidated financial statements of the Corporation as of and for the years ended December 31, 2017 and 2016. On March 27, 2018, we were dismissed. We have read the Corporation's statements included under Item 4.01 of its Form 8-K dated April 2, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Corporation's statement on the competitive process to select the Corporation's independent registered public accounting firm or that the change was approved by the Audit Committee of the Board of Directors made in Item 4.01(a) and we are not in a position to agree or disagree with the Corporation's statements made in Item 4.01(b).

Very truly yours,

KPMG LLP